Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105237 on Form SB-2 and No. 333-114651 on Form S-8 of TMSF Holdings, Inc. of our report, dated March 29, 2005, appearing in this Amended Annual Report on Form 10-K of TMSF Holdings, Inc. for the year ended December 31, 2004.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
September 29, 2005